Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-270153) and Form S-8 (File Nos. 333-231248, 333-188758, 333-140856, 333-124218, 333-85598 and 333-266531) of Ovintiv Inc. of our reports dated April 14, 2023, relating to:

•	the combined financial statements Black Swan Permian, LLC and Black Swan Operating, LLC; and

•	the statements of revenues and direct operating expenses of certain oil and gas properties of 1025 Investments, LLC to be acquired by Ovintiv USA Inc.

both appearing in this Current Report on Form 8-K of Ovintiv Inc. dated May 12, 2023.

/s/ Moss Adams LLP

Dallas, Texas

May 12, 2023